Exhibit 21.1

Parkway Inc. and Affiliates

Name	State	Name	State	Name	State
PKY Associates LLC	Delaware	Eola Capital LLC	Florida	PKY Masters TRS Services, LLC	Delaware
Cousins Greenway Central Plant LLC	Georgia	Eola Capital NC LLC	Delaware	PKY Peachtree TRS Equity Holdings, LLC	Delaware
Cousins Greenway East Parent LLC	Georgia	Eola Office Partners LLC	Delaware	PKY-2101 CityWest 1&2 GP, LLC	Delaware
PKY Greenway Edloe Parking LLC	Georgia	Eola TRS LLC	Delaware	PKY-2101 CityWest 1&2, LP	Delaware
Cousins Greenway Eight Twelve LLC	Georgia	Parkway Operating Partnership LP	Delaware	PKY-2101 CityWest 3&4 GP, LLC	Delaware
PKY Greenway Nine LLC	Georgia	Parkway Properties General Partners, Inc.	Delaware	PKY-2101 CityWest 3&4, LP	Delaware
Cousins Greenway Outparcel West LLC	Georgia	Parkway Properties LP	Delaware	PKY-CityWest Land GP, LLC	Delaware
Cousins Greenway West First Parent LLC	Georgia	Parkway Realty Management, LLC	Delaware	PKY-CityWest Land, LP	Delaware
Cousins Greenway West Parent LLC	Georgia	Parkway, Inc.	Maryland	PKY-San Felipe Plaza GP, LLC	Delaware
Cousins Greenway West Parking LLC	Georgia	PKY 3200 SW Freeway, LLC	Delaware	PKY-San Felipe Plaza, LP	Delaware
PKY POC I LLC	Georgia	PKY Masters GP, LLC	Delaware	PKY-Preferred Equity, LLC	Delaware
Cousins/Daniel, LLC	Georgia	PKY Masters Properties Group, L.P.	Maryland	PKY-Land Investment Company, LLC	Delaware
CP Venture IV Holdings LLC	Delaware	PKY Masters SPE Corp.	Pennsylvania	PKY-Land Investment Company IV, LP	Pennsylvania
Eola Capital Asset Management LLC	Delaware	PKY Masters TRS Amenities, LLC	Delaware	2121 Market Street Associates, L.P.	Pennsylvania
Eola Capital Investors LLC	Delaware	PKY Masters TRS Equity Holding, LLC	Delaware